UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) Of The Securities Exchange Act of 1934

BRISTOL WEST HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Date of Report (Date of Earliest Event Reported): May 25, 2006

Commission File No. 001-31984

Delaware	001-31984	13-3994449
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5701 Stirling Road, Davie, Florida		33314
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 316-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

Bristol West Holdings, Inc. (“Bristol West”) and James R. Fisher, Bristol West’s Chief Executive Officer and Chairman of the Board, entered into an employment agreement dated as of May 25, 2006 (the “Executive Chairman Employment Agreement”).  A copy of the Executive Chairman Employment Agreement is filed as Exhibit 10.1 to this Form 8-K and is hereby incorporated herein.

As previously disclosed, on February 21, 2006, Mr. Fisher notified Bristol West’s Board of Directors (the “Board”) that, as part of Bristol West’s ongoing management succession process, he would like to relinquish his title as Chief Executive Officer effective as of July 1, 2006.  Mr. Fisher recommended the promotion of Jeffrey J. Dailey, Bristol West’s President and Chief Operating Officer, to the position of Chief Executive Officer.  The Board accepted Mr. Fisher’s recommendations.  Effective July 1, 2006, Mr. Fisher will continue to serve as Executive Chairman pursuant to the Executive Chairman Employment Agreement.

Under the Executive Chairman Employment Agreement, Mr. Fisher will serve as Bristol West’s Executive Chairman for a term expiring on June 30, 2007.  This term will be automatically extended for additional one-year periods beginning thereafter unless terminated by either party pursuant to the agreement.  While employed under the Executive Chairman Employment Agreement, Mr. Fisher will receive an annual base salary of $350,000, subject to change from time to time at the sole discretion of the Compensation Committee of the Board, provided that his annual base salary is not reduced below $350,000.  Mr. Fisher also will be eligible to receive grants of long-term restricted stock awards and an annual bonus, each in amounts determined by the Compensation Committee of the Boardin its sole discretion.  If, during the term of the Executive Chairman Employment Agreement, Mr. Fisher’s employment is terminated for either of the following reasons, Mr. Fisher will be entitled to receive his base salary for the remainder of the applicable term of his employment, which will terminate on the following June 30th:

•	If Bristol West terminates Mr. Fisher’s employment without cause (as defined in the Executive Chairman Employment Agreement)

•

If Mr. Fisher terminates his employment for any reason as a result of an Associates Sale (defined in the Executive Chairman Employment Agreement to mean the sale or other disposition (either in one transaction or in a series of transactions) of all of the shares of Bristol West’s common stock that Bristol West Associates LLC owns, directly or indirectly)

Mr. Fisher is subject to a non-competition provision under the Executive Chairman Employment Agreement during the term of his employment and for 12 months thereafter.  Mr. Fisher is permitted to provide services to Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and its affiliates and to manage and direct his personal investments without limitation.  In addition, Mr. Fisher is permitted to engage in certain investment and advisory activities related to his position with Fisher Capital Corp. L.L.C. (“Fisher Capital”).  Mr. Fisher is currently the managing member of Fisher Capital.

Item 1.02.  Termination of a Material Definitive Agreement

Bristol West and James R. Fisher, Bristol West’s Chief Executive Officer and Chairman of the Board, are currently parties to an employment agreement dated as of January 1, 2004 (the “CEO Employment Agreement”).  Under the CEO Employment Agreement, Mr. Fisher is serving as our Chief Executive Officer and Chairman of the Board for a term expiring on June 30, 2006.  While employed under the CEO Employment Agreement, Mr. Fisher is entitled to receive an annual base salary of $700,000 and is eligible to receive an annual bonus in an amount determined by the Compensation Committee of the Board in its sole discretion.  A copy of the CEO Employment Agreement is filed as Exhibit 10.17 to Bristol West’s Registration Statement (File No. 333-111259) on Form S-1.

As previously disclosed, effective as of July 1, 2006, James R. Fisher will relinquish his title as Chief Executive Officer and will continue to serve as Executive Chairman pursuant to the Executive Chairman Employment Agreement disclosed above.  The parties are terminating the CEO Employment Agreement to effect Mr. Fisher’s relinquishment of his title as Bristol West’s Chief Executive Officer.  The Executive Chairman Employment Agreement provides that the CEO Employment Agreement will not be renewed and will terminate by its terms effective June 30, 2006.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

	10.1	Employment Agreement, dated as of May 25, 2006, between James R. Fisher and Bristol West Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRISTOL WEST HOLDINGS, INC.
(Registrant)

Date: May 25, 2006	By:	/s/ Craig E. Eisenacher

Craig E. Eisenacher
Senior Vice President– Chief Financial Officer
(Principal Financial Officer, Principal Accounting Officer and duly authorized officer)

INDEX TO EXHIBITS

Exhibit Number and Description

10.1 Employment Agreement, dated as of May 25, 2006, between James R. Fisher and Bristol West Holdings, Inc.